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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


Freerealtime Canada.com, Inc., an Alberta corporation, a wholly owned subsidiary

RedChip.com, Inc., a Delaware corporation, a wholly-owned subsidiary

         RedChip Online, Inc., a Delaware corporation, a wholly-owned subsidiary of RedChip.com, Inc.

         RedChip Direct, Inc., Delaware corporation, a wholly-owned subsidiary of RedChip.com, Inc.

         RedChip Partners, Inc., a Delaware corporation, a wholly-owned subsidiary of RedChip.com, Inc.

         The RedChip Review, Inc., a Delaware corporation, a wholly-owned subsidiary of RedChip.com, Inc.

DigitalOffering, a Delaware corporation, a majority-owned subsidiary